                                                                     EXHIBIT 6.1
                               LICENSE AGREEMENT



                                    Between

                              SANDIA CORPORATION

                                      and

                             DCH TECHNOLOGY, INC.

                           LICENSE NUMBER 96-CO0333

                               TABLE OF CONTENTS
                               -----------------

                                                                   Page
                                                                   -----
ARTICLE I--DEFINTIONS.............................................    2

ARTICLE II--LICENSE...............................................    3

ARTICLE III--THE PARTIES' DUTIES..................................    3

ARTICLE IV--ROYALTIES.............................................    4

ARTICLE V--STATEMENTS, REPORTS AND PAYMENTS.......................    4

ARTICLE VI--DURATION AND TERMINATION..............................    6

ARTICLE VII--WARRANTY, LIABILITY AND INDEMNIFICATION..............    7

ARTICLE VIII--GENERAL PROVISIONS..................................    7

ARTICLE IX--ASSIGNMENT............................................    9

ARTICLE X--PREFERENCE FOR U.S. INDUSTRY...........................    9

ARTICLE XI--GOVERNMENT RIGHTS AND SPONSORSHIP.....................    9

ARTICLE XII--EXPORT CONTROL.......................................   10

ARTICLE XIII--CONTROLLING LAW.....................................   10

ARTICLE XIV--ENTIRE AGREEMENT.....................................   10

EXHIBIT A.........................................................   12
---------

EXHIBIT B.........................................................   13
---------

                               LICENSE AGREEMENT
                               -----------------

This License Agreement, effective on the date of last signature hereto, is by and between Sandia Corporation ("Sandia"), a corporation whose principal place of business is located in Albuquerque, New Mexico, and DCH Technology, Inc., a corporation whose principal place of business is located in Sherman Oaks, California.

WITNESSETH THAT:

      WHEREAS, Sandia manages and operates a federally-owned facility known as Sandia National Laboratories for the United States Department of Energy ("DOE") under Contract DE-AC04-94AL85000;

      WHEREAS, Sandia has developed and acquired, may further develop and acquire, and may further become, the assignee of Sandia Patent Rights (as defined herein);

      WHEREAS, Sandia desires to license Sandia Patent Rights in support of technology for transfer to United States industries to enhance the United States' competitiveness;

      WHEREAS, the United States Government is neither a party to nor assumes any liability for activities of Sandia in connection with this License Agreement;

      WHEREAS, Sandia has either been granted or will request a waiver of title from DOE for Sandia Patent Rights. Under the terms of this waiver, the United States Government reserves a nonexclusive license in Sandia Patent Rights for use by or on behalf of the United States Government;

      WHEREAS, at the time of conception of the invention comprising Sandia Patent Rights, Sandia was operated by American Telephone & Telegraph Company ("AT&T") under Contract No. DE-AC04-76DP00789 with the DOE under which AT&T reserved nonexclusive licenses in Sandia Patent Rights; and

      WHEREAS, DCH desires to obtain from Sandia, and Sandia is willing to make available to DCH, a license under Sandia Patent Rights to make, have made, and sell Licensed Product in accordance with the terms and conditions set forth herein, including the payment of moneys.

NOW, THEREFORE, in consideration of the agreement between Sandia and DCH, and in consideration of the faithful performance of this License Agreement, it is hereby agreed as follows:

                            Article 1--Definitions

1.1 "Sandia" and "DCH" may each be referred to as a "Party" or, collectively, as "Parties" to this License Agreement.

1.2 "Field of Use No. 1" shall mean the fields of "petroleum, energy, waste management, environmental and manufacturing.

1.3 "Field of Use No. 2" shall mean all other fields, not including those identified in the Field of Use No. 1 Field of Uses.

1.4 "Sandia Patent Rights" shall mean the United States patent application set forth in EXHIBIT A, which is incorporated by reference hereto and made a part hereof, and any division, continuation, continuation-in-part, or reissue thereof, or any foreign counterpart thereof

1.5 "Licensed Product" shall mean any product that is, or is produced by a process that is, operated under any claim of Sandia Patent Rights.

1.6  "Net Sales Price" shall mean:

 (a) In respect of Licensed Product sold, leased or transferred in normal arm's length commercial transactions between DCH and non-Affiliates, the Net Sales Price shall mean the gross sales price of Licensed Product charged to DCH customers without any deductions other than the following relating to such transactions where applicable: (1) prompt payment and other trade discounts, (2) allowances for return of defective shipments, (3) transportation and packing charges, and (4) sales and excise taxes, to the extent that such items are separately stated in invoices or appear as items of allowance in the records of DCH.

 (b) In the event DCH makes, sells, leases or transfers systems combining Licensed Product with other systems, the Net Sales Price of Licensed Product shall be calculated in the manner set forth in Paragraphs 1.6(a) of this Article 1, except that the gross sales price for Licensed Product in such combination shall be DCH's gross sales price for the same quantities of the same or substantially similar Licensed Product not in such combination or, if no such gross sales price exists, then the fair market value thereof

1.7  "Government" shall mean the United States of America and agencies thereof.

                              Article II--License

2.1 Subject to the terms and conditions of this License Agreement, Sandia hereby grants DCH a nontransferable, limited nonexclusive right and license for five (5) years from the execution date of this License Agreement, for DCH to make, have made, and sell Licensed Product under one or more claims of Sandia Patent Rights in Field of Use No. 1; and for DCH's customers to use Licensed Product sold, leased or transferred by DCH for which royalties have been paid hereunder to Sandia. At the end of this five (5) year time frame, DCH's right shall convert to a nonexclusive in all fields identified in Field of Use No. 1.

     DCH shall also have the right and license upon the execution of this License Agreement to make, have made, and sell Licensed Product under one or more claims of Sandia Patent Rights in Field of Use No. 2.

2.2 Express or implied rights and licenses outside the scope of Article II are expressly excluded.

2.3 Provided that DCH otherwise meets its obligations under Article III, Sandia agrees not to grant third parties a right and license to use Sandia Patent Rights in Field of Use No. I for five (5) years following the execution date of this License Agreement.


                       Article III--The Parties' Duties


3.1 DCH agrees to undertake a thorough, vigorous and diligent program for developing, marketing and selling a commercial version of Licensed Product by meeting all of the performance milestone requirements described in EXHIBIT B.

3.2 Sandia, without unduly interfering with its other requirements of its engineers and scientists involved in developing and using Sandia Patent Rights, shall make up to 160 manhours of technical assistance available to DCH at no additional cost to DCH for up to eighteen (18) months from the effective date of this License Agreement, to expedite DCH's use of Sandia Patent Rights.

                             Article IV--Royalties

4.1 DCH agrees that as initial consideration for Sandia's grant of the rights and licenses set forth in this License Agreement, DCH will pay to Sandia the up-front fee of [*] per the following payment schedule:

     [*]

4.2 In consideration of the licenses and other rights granted by Sandia herein, DCH hereby agrees to pay to Sandia the following running royalty percent of the Net Sales Price of Licensed Product sold, leased or transferred by DCH during the term of this License Agreement. Also, DCH hereby agrees to pay to Sandia the following minimum annual royalties for the duration of this License Agreement, due by January 31 of each year this License Agreement is in effect.

                     Minimum Annual Royalty     % Royalty

                                      [*]

                  Article V--Statements, Reports and Payments

5.1 For the purpose of computing royalties hereunder, a Licensed Product shall be considered sold, leased or transferred, when billed out, when shipped out or when paid for, whichever shall first occur.

5.2 DCH shall render to Sandia by January 31 and July 31 of each calendar year, while this License Agreement exists, a royalty statement reporting each amount DCH invoices its

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

     customers for Licensed Product during the preceding semiannual accounting period beginning respectively on the preceding July 1 or January 1. The statement shall give all information necessary for the determination of royalties payable hereunder. DCH shall accompany each such statement with the payment of all such royalties due Sandia, computed in accordance with
     Article IV. If for any semiannual accounting period no royalty payment shall be due, DCH shall submit a written statement to that effect.

5.3 DCH shall keep true and accurate records in such manner and detail as to permit the verification of all royalties paid and payable under this License Agreement. Such records shall be made available during ordinary business hours for inspection at DCH's ordinary place of business by authorized representatives of Sandia. DCH shall be obligated to retain such records for at least five (5) years after the report to which such records pertain is rendered to Sandia.

5.4 All royalties payable by DCH hereunder shall be paid to Sandia at the address specified in Article VRI hereof in United States of America dollars in the total amounts provided for in this License Agreement. Any taxes, assessments or charges assessed or imposed by an entity or government other than by the Government of the United States of America or any state or local government in the United States of America, that Sandia or DCH or any other party shall be required to pay with respect to such royalty, shall be borne by DCH.

5.5 The rate of exchange to be used in calculating royalties payable by DCH for an accounting period shall be the rate of exchange published by the Wall Street Journal on the last business day of such accounting period.

5.6 Without excusing prompt payment of royalties due, any and all royalties left unpaid after the aforementioned dates in Paragraphs 4. 1 and 5.2, shall bear interest at the prime rate in effect at the First Security Bank of Albuquerque, New Mexico, on the date that payment of said royalties becomes due, plus three (3) percentage points.

5.7 The DOE may require Sandia to report on the utilization or the effect of obtaining Sandia Patent Rights in the commercial marketplace. In this regard, DCH agrees to cooperate with and reasonably assist Sandia in making all such reports.

5.8 DCH will provide to Sandia on July 31 of each year a report on DCH's utilization of the Sandia Hydrogen Sensor technology in the fields of use which DCH is selling licensed product. The report will include information on the economic impact of the technology on DCH. Examples include but not limited to: dollar and percentage change in sales and number of jobs created or eliminated, changes in efficiency of operations, changes in DCH's competitive position in the industry, and how the Sandia technology and Licensed Product compares with similar domestic and international technologies and products.

                     Article VI--Duration and Termination


6.1 The rights and licenses granted to DCH under Article II and the obligation to pay royalty under Article IV shall continue until January 1, 2015, or until the expiration of Sandia Patent Rights, whichever occurs first, unless earlier terminated as specified in Article VI. Except for DCH's rights and licenses granted under Article II, all other provisions relating to DCH and intended to survive the date set forth in Paragraph 6. 1, and the expiration of Sandia Patent Rights and any such early termination, shall survive. DCH's obligation to pay royalty shall cease in the event all claims of the Sandia Patent rights covering the Licensed Product are held invalid by a federal court in a final judgment from which no appeal is taken.

6.2 Following termination of the rights and licenses granted by Sandia under this License Agreement, as specified in Paragraphs 6.3 through 6.6 hereof, DCH shall have no further rights and licenses under Article II.

6.3 Termination of DCH's rights and licenses under this License Agreement for any reason shall not relieve DCH of any obligation or liability accrued either before or after the termination.

6.4 Sandia may terminate the right and license by Article II if DCH, at any time:

      (a)  defaults in the payment of any royalty due to Sandia;

      (b)  commits any material breach of this License Agreement; or

      (c)  makes any false statement;

     and fails to remedy or cure any such default, breach or false statement within sixty (60) days after written notice of the default, breach or false statement is given by Sandia.


6.5 Sandia may terminate the rights and licenses granted by Article II, if the combined royalties for any two (2) consecutive semiannual accounting periods hereunder are less than the minimum annual royalty, by giving DCH a written notice of its election to do so, specifying an effective date of termination not less than sixty (60) days from the date of such notice. DCH may prevent such termination by paying before the effective date of termination specified in such notice, the difference between royalties accrued and paid by DCH for the two (2) consecutive annual accounting periods and the minimum annual royalty.

6.6 Sandia may terminate the rights and licenses granted by Article II by giving written notice to DCH in the event DCH experiences any of the following events: dissolution, insolvency, filing of a voluntary petition in bankruptcy (other than reorganization under Chapter 11), adjudication as a bankrupt pursuant to an involuntary petition, appointment by a court of a temporary or permanent receiver, trustee or custodian for its business, or an assignment for the benefit of creditors. Such termination shall be effective immediately upon the giving of such notice.

             Article VII--Warranty, Liability and Indemnification

7.1  Sandia warrants that it has the right to grant the rights and licenses in
     Article II.

7.2 Sandia makes no warranty, express or implied, as to the accuracy or utility of any Sandia Patent Rights. Sandia further makes no warranty, express or implied, that the use of any Sandia Patent Rights made available to DCH under this License Agreement will not infringe any United States or foreign patent, copyright or trade secret. Under this License Agreement, Sandia Patent Rights are made available to DCH on an "AS-IS" basis.

     EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED HEREUNDER.

7.3 Neither Sandia nor the Government, nor their agents, officers and employees shall be liable for any loss, damage (including incidental, consequential and special), injury or other casualty of whatsoever kind, or by whomsoever caused, to the person or property of anyone, including DCH, arising out of or resulting from the licenses granted to DCH herein, or the accuracy and validity of Sandia Patent Rights, or from any system or component thereof made, used, sold, leased or transferred by DCH. DCH agrees for itself, its successors and assigns, to defend Sandia and to indemnify and hold Sandia and the Government, harmless from and against all claims, demands, liabilities, suits or actions (including all reasonable expenses and attorney's fees incurred by or imposed on Sandia or the Government in connection therewith) for such loss, damage (including incidental, consequential and special), injury or other casualty.

7.4 Sandia makes no warranty or guarantee in respect of the validity of Sandia Patent Rights.

7.5 Sandia shall retain the sole right to bring litigation for infringement of Sandia Patent Rights. DCH shall promptly bring to Sandia's attention any information of which DCH is aware relating to third party infringement of Sandia Patent Rights.

                       Article VIII--General Provisions

5.1 DCH shall not, without the express written consent of Sandia, make any verbal or written statements or perform any act indicating that Sandia endorses or approves, or has endorsed or approved, any Licensed Product. Specifically, DCH shall not, without the express written consent of Sandia, associate or in any way connect any name or trademark of Sandia with any Licensed Product. However, DCH may indicate that Licensed Product is manufactured, sold, leased or used under a license granted by Sandia.

8.2 Any notice with respect to this License Agreement shall be deemed given on the date when sent by facsimile transmission with receipt of confirmation or when mailed by registered mail, return receipt requested, addressed to the Party to be notified at its address set forth below or such other address as is designated by writing:

     Sandia Corporation:

     For Statements and Notices:

          Sandia Corporation
          Attention: Licensing Administrator, Org. 4200
          Reference: License #96-CO0333
          Mailstop 1380
          P.O. Box 5800
          Albuquerque, NM 87185-1380
          Telephone: (505) 843-4190
          Facsimile: (505) 843-4175


     For Payments:

          Sandia Corporation
          Attention: Assistant Treasurer, Org. 10507
          Reference: License #96-CO0333
          Mailstop 0189
          P.O. Box 5800
          Albuquerque, NM 87185-0189


     For DCH:

          DCH Technology, Inc.
          Attention: Mr. David Walker
          14241 Ventura Blvd., Suite 208
          Sherman Oaks, CA 91423
          Telephone: (818) 385-0400
          Facsimile: (818) 385-0849

8.3 The waiver of a breach of this License Agreement or the failure of either Party to exercise any right under this License Agreement shall in no event constitute a waiver as to any other breach, whether similar or dissimilar in nature, or prevent the exercise of any right under this License Agreement.

8.4 DCH agrees to affix appropriate statutory patent markings to all materials included in Licensed Product made hereunder and covered by issued and unexpired claims of Sandia

     Patent Rights and otherwise to modify such notice as Sandia may from time to time direct in conformity with the patent statutes.

8.5 The Index and Headings used in this License Agreement are for reference purposes only and shall not be used in the interpretation of this License Agreement.


                             Article IX--Assignment

9.1 DCH shall not, without the prior written consent of Sandia, assign this License Agreement or any rights hereunder except to a successor to the business of DCH who shall agree to be bound to the same extent as DCH by all the terms and conditions of this License Agreement.

9.2 Sandia may assign or otherwise transfer this License Agreement or any rights hereunder to any assignee or transferee.


                    Article X--Preference for U.S. Industry

10.1 DCH agrees that any products embodying Sandia Patent Rights or produced through the use of Sandia Patent Rights will be designed, developed and manufactured substantially in the United States.


                 Article XI--Government Rights and Sponsorship

11.1 The Government has been granted for itself and others acting on its behalf a paid-up, nonexclusive, irrevocable, worldwide license in Sandia Patent Rights to make, use or sell.

11.2 DCH will not pay royalty on Licensed Product sold to the Government or a contractor for the benefit of any Government contract (pursuant to the Government's nonexclusive reserved license).

11.3 MARCH-IN RIGHTS. The Parties agree and understand that the Government retains "march-in" rights, in accordance with the procedures set forth in 35 USC 203 and any supplemental regulations promulgated by the DOE.

11.4 NEITHER THE GOVERNMENT NOR THE DOE, NOR ANY OF THEIR EMPLOYEES, MAKES ANY WARRANTY, EXPRESS OR IMPLIED, OR ASSUMES ANY LEGAL LIABILITY OR RESPONSIBILITY FOR THE ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY INFORMATION, APPARATUS, PRODUCT, OR PROCESS DISCLOSED, OR REPRESENTS THAT ITS USE WOULD NOT INFRINGE PRIVATELY OWNED RIGHTS.

11.5 DCH acknowledges that the DOE has audit and inspection rights over all activities conducted at Sandia's location. DCH hereby permits the exercise of such rights in conjunction with DCH's activities which may involve proprietary information disclosed to Sandia hereunder; provided, however, that any disclosure to DOE is further protected under 18 USC 1905.


                          Article XII--Export Control

4.1 DCH shall abide by the export control laws and regulations of the United States Department of Commerce and other United States governmental regulations relating to the export of Sandia Patent Rights. Failure to obtain an export control license or other authority from the Government may result in criminal liability under U.S. laws.


                         Article XIII--Controlling Law

4.1 This License Agreement is made in Albuquerque, New Mexico, U.S.A., and shall be governed by and construed in accordance with the laws of the State of New Mexico. The Parties agree to the exclusive jurisdiction of the courts of New Mexico or the United States District Court for New Mexico. However, as a first recourse, any dispute arising under this License Agreement may be settled by nonbinding arbitration by a single arbitrator in the City of Albuquerque, New Mexico, under the rules of the American Arbitration Association.


                         Article XIV--Entire Agreement

14.1 Each Party warrants and represents that the execution and delivery of this License Agreement by Sandia and DCH has not been induced by any promises, representations, warranties or other agreements, other than those specifically expressed. This License Agreement includes EXHIBIT A and EXHIBIT B, and embodies the entire understanding between DCH and Sandia with respect to the subject matter described within this License Agreement. This License Agreement shall supersede all previous communications, representations or undertakings, either verbal or written, between DCH and Sandia with regard to License Agreement.

14.2 No modification of this License Agreement shall be valid or binding upon the Party against whom enforcement of the modification is sought, unless the modification is made in writing and signed by duly authorized representatives of both Sandia and DCH.

14.3 This License Agreement is binding and shall insure to the heirs, assigns or successors of the Parties of this License Agreement.

IN CONSIDERATION OF THE FOREGOING TERMS AND CONDITIONS, DCH Technology, Inc. and Sandia Corporation have caused this License Agreement to be executed in duplicate by their duly authorized representatives. This License Agreement will be effective on the last day and year written below.


Approved as to                      SANDIA CORPORATION:
Legal Form

_________
                                    By:   /s/ WARREN D. SIEMENS
                                          ___________________________________
                                             Warren D. Siemens

                                    Title:  Director, Technology Partnerships
                                            and Commercialization
                                          -----------------------------------

                                    Date:   4/24/96
                                          -----------------------------------

                                    DCH TECHNOLOGY, INC.:


                                    By:  /s/ DAVID A. WALKER
                                          ___________________________________
                                            David A. Walker

                                    Title: Vice President, Operations
                                          -----------------------------------

                                    Date: APRIL 18, l996
                                          -----------------------------------

THIS LICENSE AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY IN ANY MANNER UNLESS DULY EXECUTED BY AN AUTHORIZED REPRESENTATIVE OF BOTH PARTIES.

                                   EXHIBIT A
                                   ---------

Sandia Patent (SD-4958). U.S. Patent 5,279,795
-----------------------------------------------

A thin-film palladium-nickel alloy has been shown to be a sensitive detector for hydrogen in the parts-per-million to 100% range. It displays reproducibility, large signals for high hydrogen concentrations, very fast and reversible response, and resistance to poisoning.